Exhibit 10.2

CHANGE IN CONTROL CONTINUITY AGREEMENT

THIS Change in Control CONTINUITY AGREEMENT (this “Agreement”) is made and entered into, as of February 14, 2023 (the “Effective Date”), by and among United Community Banks, Inc., a Georgia corporation (the “Company”) and [•] (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control that are competitive with those of other companies.

NOW, THEREFORE, to accomplish the foregoing objectives and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.

1.             Certain Definitions.

(a)           “Affiliate” shall mean an entity controlled by, controlling or under common control with another entity.

(b)           “Change in Control” shall mean the occurrence of any of the following events:

(i)                 an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b);

(ii)              a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;

(iii)            the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries (as defined below) or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)             the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)               “Change in Control Period” shall mean the period commencing on the Effective Date and ending on the third (3rd) anniversary thereof; provided, however, that commencing on the date one (1) year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate three (3) years from such Renewal Date, unless at least one (1) year prior to the Renewal Date either party gives notice to the other party that the Change in Control Period shall not be so extended. If the Change in Control Period expires by its terms due to either the Company’s or Executive’s nonrenewal, all parties’ obligations under this Agreement shall cease upon expiration of the Change in Control Period.

(d)           “CIC Effective Date” shall mean the first date during the Change in Control Period on which a Change in Control occurs.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations and other guidance promulgated thereunder.

(f)            “Severance Multiple” shall mean two (2).

(g)          “Subsidiary” shall mean any corporation, partnership, joint venturer, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

2.             Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the CIC Effective Date and ending on the second (2nd) anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon Executive’s termination of employment for any reason.

3.             Terms of Employment.

(a)           Position and Duties.

(i)                 During the Employment Period, (A) Executive’s positions (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned to Executive at any time during the 120-day period immediately preceding the CIC Effective Date, and (B) Executive’s services shall be performed at the Company’s principal executive offices in the location where Executive was employed immediately preceding the CIC Effective Date or at a location that does not give rise to an event constituting Good Reason (as defined below).

(ii)              During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the CIC Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the CIC Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)           Compensation.

(i)                 Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) that shall be paid at an annual rate at least equal to twelve (12), multiplied by the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to Executive by the Company and its Affiliates in respect of the twelve (12)-month period immediately preceding the month in which the CIC Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be periodically reviewed and increased in the same manner and proportion as the base salaries of other senior executives of the Company and its Affiliates, but in no event shall such review and adjustment be more than twelve (12) months after the last salary increase awarded to Executive prior to the CIC Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)              Annual Bonus. In addition to Annual Base Salary, for each full and partial fiscal year ending during the Employment Period, Executive shall be entitled to an annual bonus payable in cash (the “Annual Bonus”) based on (A) a target annual bonus opportunity that is at least equal to the target annual bonus opportunity for which Executive was eligible as of immediately prior to the CIC Effective Date (with such amount to be annualized with respect to any fiscal year if Executive was not employed by the Company for the whole of such fiscal year) or, if more favorable to Executive, the target annual bonus opportunity provided at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates (the “Target Annual Bonus”), and (B) such other terms and conditions, including with respect to both minimum, target and maximum opportunities and as to the level, rigor, types of performance goals (if any) and vesting and payment terms, as those applicable to Executive immediately prior to the CIC Effective Date or, if more favorable, any other peer executives of the Company and its Affiliates at any time after the CIC Effective Date. Each such Annual Bonus shall be paid no later than two and a half (2-1/2) months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive has elected to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

(iii)            Long-Term Incentive Compensation. During the Employment Period, Executive shall be entitled to participate in all long-term equity and cash-based incentive plans and programs applicable generally to other peer executives of the Company and its Affiliates. For each fiscal year ending during the Employment Period, Executive shall be awarded annual long-term incentive awards (the “Annual LTI Award”) in respect of the common stock of the Company (or the ultimate parent entity of the Company) or cash incentive awards, in each case on the same basis as other peer executives of the Company, at least equal to the target Annual LTI Award opportunity to which Executive was eligible as of immediately prior to the CIC Effective Date or, if more favorable to Executive, the target Annual LTI Award opportunity provided at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates (the “Target LTI Award Opportunity”). The terms and conditions, including with respect to both minimum, target and maximum opportunities and as to the level, rigor, types of performance goals (if any) and vesting and payment terms (including any vesting or other rights upon retirement), of the awards granted in respect of such Annual LTI Awards shall be no less favorable than the most favorable of those provided by the Company and its Affiliates for the awards granted to Executive under such plans and programs as in effect at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates.

(iv)             Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates to Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates.

(v)               Welfare and Insurance Benefit Plans. During the Employment Period, Executive and/or Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and insurance benefit plans, practices, policies and programs provided by the Company and its Affiliates, including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs (the “Company Welfare Benefit Plans”), to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such Company Welfare Benefit Plans provide Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date.

(vi)             Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vii)          Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits, including payment of club dues and an automobile allowance and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliates in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(viii)        Office and Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(ix)             Vacation. During the Employment Period, Executive shall be entitled to paid vacation, in each case in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for Executive at any time during the 365-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

4.             Termination of Employment.

(a)           Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 11(c) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Date”); provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.

(b)           Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)                 Executive’s conviction for commission of a felony; or

(ii)              the willful engaging by Executive in misconduct in the performance of Executive’s duties to the Company that is materially detrimental to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent entity of the Company, the board of directors (or, for a noncorporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company and its Affiliates or based upon the advice of counsel for the Company and its Affiliates, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding Executive if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, Executive is guilty of the conduct constituting grounds for termination for Cause, and specifying the particulars thereof in detail. For purposes of any equity awards held by Executive as of the CIC Effective Date or Annual LTI Awards granted during the Employment Period, the definition of Cause and the procedural protections set forth herein shall apply to such awards from and after the CIC Effective Date, notwithstanding anything contained in the applicable award agreements and plan documents.

(c)           Good Reason. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive voluntarily without Good Reason. “Good Reason” shall mean actions taken by the Company or its Affiliates resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:

(i)                 (A) the assignment to Executive of duties materially inconsistent with Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities, in each case as contemplated by Section 3(a), or a material diminution in such positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities or (B) a material diminution in the budget over which Executive retains authority;

(ii)              a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(iii)            any decrease in Executive’s Annual Base Salary;

(iv)             a material reduction in (A) the Annual Bonus earned by Executive from that earned by Executive in respect of the completed fiscal year of the Company ending immediately prior to the CIC Effective Date, (B) Executive’s Annual Bonus Opportunity or (C) Executive’s Target LTI Award Opportunity;

(v)               the Company’s requiring Executive to be based at (A) any office or location other than as provided in Section 3(a)(i)(B) resulting in a material increase in Executive’s commute to and from Executive’s primary residence (for this purpose an increase in Executive’s commute by thirty-five (35) miles or more shall be deemed material); or (B) a location other than the principal executive offices of the Company;

(vi)             the failure to provide, in all material respects, any element of the benefits required to be provided to Executive in accordance with any of the provisions of Section 3(b)(iv) through Section 3(b)(ix); or

(vii)          any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).

To invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (vii) within ninety (90) days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two (2) years following the initial existence of such condition or conditions for such termination as a result of such condition to constitute a termination for Good Reason.

(d)           Incapacity or Death. Executive’s mental or physical incapacity following the occurrence of an event described in Section 4(c) shall not affect Executive’s ability to terminate employment for Good Reason, and Executive’s death following delivery of a Notice of Termination (as defined below) for Good Reason shall not affect the entitlement of the estate of Executive to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.

(e)           Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(c). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice) (subject to the Company’s right to cure in the case of a resignation for Good Reason). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f)            Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Date, as the case may be.

5.             Obligations of the Company Upon Termination.

(a)           By the Company Without Cause; by Executive for Good Reason. If, during the Employment Period, the Company or its Affiliates terminates Executive’s employment without Cause (and other than due to Executive’s death or Disability) or Executive terminates employment for Good Reason, then, subject to Executive’s execution, delivery to the Company and non-revocation of a release of claims substantially in the form attached as Exhibit A (the “Release”) within thirty (30) days of the Date of Termination (except with respect to the payment of Accrued Obligations and Other Benefits (as such terms are defined below)), and in consideration for Executive’s compliance with the restrictive covenants, the Company shall pay or provide to Executive the following payments and benefits at the times set forth below (subject to Section 11(j)):

(i)                 a lump-sum payment, as soon as reasonably practicable (and in no event later than thirty (30) days) after the Date of Termination, equal to the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (B) Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vi) but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination (or, if not determined, an Annual Bonus determined consistent with Section 3(b)(ii) and otherwise on a basis no less favorable than applies to other peer executives of the Company and its Affiliates and with any individual performance goals to be deemed achieved at not less than target); and (D) any accrued and unused paid time off to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”); provided that, notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clause (A) or (C), then for all purposes of this Section 5 (including Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (A) or (C), and such portion shall not be considered as part of the Accrued Obligations but shall instead be an Other Benefit;

(ii)              an amount equal to the product of (A) the Target Annual Bonus (or, if higher, the Annual Bonus earned by Executive based on the level of performance determined or deemed achieved in connection with the Change in Control or thereafter (but on or prior to the Date of Termination) and with any individual performance goals to be deemed achieved at not less than target, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”), payable in a lump sum no later than the fifth (5th) business day following the release effective date;

(iii)            an amount equal to the product of (A) the Severance Multiple, multiplied by (B) the sum of (1) Executive’s Annual Base Salary and (2) the higher of (x) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three (3) full fiscal years prior to the CIC Effective Date (or, if Executive has been employed for fewer than three (3) full fiscal years, the annual bonus earned in respect of the fiscal year ending immediately prior to the CIC Effective Date, with such bonus to be annualized for any such fiscal year during which Executive was not employed by the Company for the whole of such fiscal year) and (y) the Target Annual Bonus (such higher amount, the “Applicable Bonus Amount”), payable in a lump sum no later than the fifth (5th) business day following the release effective date;

(iv)             an amount equal to the product of (A) the Severance Multiple, multiplied by (B) the amount equal to the Company’s and its Affiliates’ contributions for a full plan year under the tax-qualified defined contribution plans and any excess or supplemental defined contribution plans sponsored by the Company or its Affiliates, in which Executive participated as of immediately prior to the Date of Termination (or, if more favorable to Executive, the plans as in effect immediately prior to the CIC Effective Date) (collectively, the “Savings Plans”), assuming for this purpose that (1) Executive is fully vested in the right to receive such contributions under such plans; (2) Executive’s compensation during such plan year is equal to the Annual Base Salary and the Applicable Bonus Amount, and such amounts are paid in equal installments ratably over the plan year; (3) Executive received an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the Pro Rata Bonus, unless a contribution in respect of the compensation described in this clause (3) has already been credited to Executive under the Savings Plans; (4) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Savings Plans for the plan year in which the Date of Termination occurs (or, if more favorable to Executive, or if as of the Date of Termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the CIC Effective Date) for a participant whose compensation is as provided in clauses (2) and (3) above; and (5) to the extent that the employer contributions are determined based on the contributions or deferrals of Executive, disregarding Executive’s actual contributions or deferral elections as of the Date of Termination and assuming that Executive had elected to participate in the Savings Plans and to defer that percentage of Annual Base Salary and/or Annual Bonus under the Savings Plans that would result in the maximum possible employer contribution, payable in a lump sum no later than the fifth (5th) business day following the release effective date;

(v)               an amount equal to the product of (A) twenty-four (24), multiplied by (B) the sum of (1) the monthly premiums for coverage under the Company’s and its Affiliates’ group health care plans (including dental and vision plans) for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Executive and Executive’s dependents as of immediately prior to the Date of Termination, and (y) the monthly premium for coverage on a conversion basis under the life insurance plans of the Company and its Affiliates, in each case, based on the plans and at the levels of coverage in which Executive participated as of immediately prior to the Date of Termination (or, if more favorable to Executive, the plans as in effect immediately prior to the CIC Effective Date), payable in a lump sum no later than the fifth (5th) business day following the release effective date;

(vi)             an amount equal to the product of (A) the Severance Multiple, multiplied by (B) the sum of the annual club dues and car allowance (in each case, to the extent Executive was entitled to such benefit immediately prior to the CIC Effective Date or at any time thereafter) at the rate applicable to Executive as of the Date of Termination or, if higher, the CIC Effective Date, payable in a lump sum no later than the fifth (5th) business day following the release effective date;

(vii)          the Company shall, at its sole expense as incurred, provide Executive with outplacement services for up to two (2) years following the Date of Termination, the scope and provider of which shall be selected by Executive in Executive’s sole discretion, with the cost thereof not to exceed 10% of Executive’s Annual Base Salary; and

(viii)        except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company and its Affiliates shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.

(b)          Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide Executive’s estate or beneficiaries with the Accrued Obligations, the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash as soon as reasonably practicable (and in no event later than thirty (30) days) after the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive’s estate and/or Executive’s beneficiaries, as in effect on the date of Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.

(c)           Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide Executive with the Accrued Obligations, the Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive in a lump sum in cash as soon as reasonably practicable (and in no event later than thirty (30) days) after the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and Executive shall be entitled after the Disability Date to receive, without limitation, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their dependents in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their dependents at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive and/or Executive’s dependents, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates and their dependents.

(d)           Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary (subject to the proviso set forth in Section 5(a)(i) to the extent applicable) through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In each case, the Accrued Obligations shall be paid to Executive in a lump sum in cash as soon as reasonably practicable (and in no event later than thirty (30) days) after the Date of Termination (subject to the proviso set forth in Section 5(a)(i) to the extent applicable).

6.             Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which Executive may qualify, nor, subject to Section 11(i), shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its Affiliates. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, Executive’s resignation under this Agreement with or without Good Reason shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its Affiliates, including any retirement or pension plan or arrangement of the Company or any of its Affiliates or substitute plans adopted by the Company or its successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 5(a), Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

7.             Full Settlement; Legal Fees.

(a)           No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(b)           Legal Fees. The Company shall pay as incurred (within ten (10) days following the Company’s receipt of an invoice from Executive), at any time from the CIC Effective Date through Executive’s remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the CIC Effective Date) to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and Executive or between either of them and any third party, and (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred.

8.             Treatment of Certain Payments.

(a)           Anything in the Agreement to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)           If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treasury Regulations Section 1.280G-1, Q&A-24(c) (“24(c)”); (ii) equity-based payments that may not be valued under 24(c); (iii) cash payments that may be valued under 24(c); (iv) equity-based payments that may be valued under 24(c); and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d)           The following terms shall have the following meanings for purposes of this Section 8:

(i)                 “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)              “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)            “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv)             “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.

(v)               “Safe Harbor Amount” shall mean 2.99 multiplied by Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e)           The provisions of this Section 8 shall survive the expiration of the Agreement.

9.            Restrictive Covenants.

(a)           Confidential Information. Executive agrees that, during Executive’s employment with the Company or any Subsidiary and at all times thereafter, he will not disclose Confidential Information (as defined below), except as necessary to carry out Executive’s duties as an employee of the Company or any Subsidiary or as a member of the Board of Directors of the Company. Nothing in this Agreement shall impair Executive’s right under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for the information provided to any government authority under such law or regulation.

(b)           Defend Trade Secrets. The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(c)           Nonsolicitation. Executive agrees that, while he is employed by the Company or any Subsidiary and during the one (1)-year period following the Date of Termination, Executive shall not, directly or indirectly, individually, or on behalf of any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, other than the Company or a Subsidiary (i) solicit or induce, or in any manner attempt to solicit or induce, any individual employed by or providing services to the Company or any Subsidiary (as of the date of such solicitation or during the six (6) months prior thereto) to leave such employment or service, whether or not such employment or service is pursuant to a written contract with the Company or any Subsidiary or is at will, or (ii) solicit any Customers (as defined below) for the purpose of providing services identical to or reasonably substitutable for the Company’s Business (as defined below).

(d)           Noncompetition. Executive agrees that, while he is employed by the Company or any Subsidiary and during the one (1)-year period following the Date of Termination, Executive will not, directly or indirectly, in any manner, associate with or provide services, in any capacity (including, without limitation, as an officer, agent, employee, partner, director, consultant, or advisor and whether or not for compensation), to any business (whether through a corporation or other entity) engaged in the Company’s Business in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee or any other state in the United States in which, as of immediately prior to the CIC Effective Date, the Company has more than an insubstantial customer-facing business presence or has taken material steps to establish such business presence, including having filed an application for regulatory approval to establish an office or otherwise engages in lending or deposit-taking activities (other than in connection with the Change in Control transaction). Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(e)           Equitable Remedies. Executive acknowledges and agrees that the provisions of this Section 9 are reasonable as to time, scope and territory given the Company’s need to protect its and its Subsidiaries’ Confidential Information and its and their relationships and goodwill with its and their customers, suppliers, employees, and contractors, all of which have been developed at great time and expense to the Company. Executive represents that he has the skills and abilities to obtain alternative employment after the Date of Termination that would not violate the covenants in this Section 9 and that these covenants do not pose an undue hardship on Executive. Executive further acknowledges that Executive’s breach of any of the covenants in this Section 9 would likely cause irreparable injury to the Company, and therefore entitles the Company, in addition to any other remedies available in law or equity, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of any such covenants. If a bond is required to be posted for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)            Severability; Blue Pencil. Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with this Agreement, and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this Section 9 is invalid or unenforceable, the remainder of the provisions of this Section 9 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 9 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced. For purposes of this Section 9, references to the Company shall include its Subsidiaries as of the Date of Termination, whether or not specified, unless the context clearly indicates otherwise.

(g)           The following terms shall have the following meanings for purposes of this Section 9:

(i)                 “Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage, wealth management, insurance agency or equipment financing business.

(ii)              “Confidential Information” means information, without regard to form, relating to the Company’s or any Subsidiary’s customers, operation, finances, and business that has value to the Company or any Subsidiary, that is not generally known to competitors of the Company or a Subsidiary, and that Executive became aware of due to Executive’s employment with the Company. Confidential Information includes, but is not limited to, technical or nontechnical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data, or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Subsidiary by third parties that the Company or any Subsidiary is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law.

(iii)            “Customers” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity that (A) Executive serviced or solicited on behalf of the Company or any Subsidiary during the twenty-four (24) months prior to the Date of Termination, (B) whose dealings with the Company or any Subsidiary were coordinated or supervised, in whole or in part, by Executive during the twenty-four (24) months prior to the Date of Termination, or (C) about whom Executive obtained Confidential Information during the twenty-four (24) months prior to the Date of Termination, as a result of Executive’s association with the Company.

10.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Executive’s legal representatives, heirs or legatees.

(b)           This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.           Miscellaneous.

(a)           Amendments; Waiver. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including the right of Executive to terminate employment for Good Reason pursuant to Section 4(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(b)            Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of either the Superior Court of Union County, Georgia, or the federal court sitting in or for Northern District of Georgia with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

(c)           Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At the most recent address on file with the Company.

If to the Company:
United Community Banks, Inc.

2 West Washington Street Suite 700

Greenville, SC 29601

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)           Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(f)            Survivorship. Upon the expiration or other termination of this Agreement or Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(g)           Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(h)          At-Will Employment. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time prior to the CIC Effective Date, in which case Executive shall have no further rights under this Agreement.

(i)            Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates from and after the CIC Effective Date, including Executive’s severance entitlements, and, as of the CIC Effective Date, supersedes and cancels in their entirety all prior understandings, agreements, term sheets and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand. For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including equity award agreements) of the Company or its Affiliates that are applicable to Executive, except to the extent that the terms of this Agreement are more favorable to Executive. From and after the CIC Effective Date, the obligations of Executive under Section 9 shall be the exclusive restrictive covenants to which Executive is bound and any other restrictive covenants applicable to Executive, including noncompetition, nonsolicitation and nondisparagement restrictions, set forth in any agreement between Executive and the Company or its Affiliates, shall be void and of no force and effect; provided that, with respect to any equity award agreements between the Company and Executive, the restrictive covenants and remedies provided in Section 9 shall replace and supersede in all respects the restrictive covenants and remedies set forth in any such award agreement.

(j)             Section 409A.

(i)                 General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one (1) taxable year shall be paid in the later taxable year.

(ii)              Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)            Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6)-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which Executive’s separation from service occurs), on the first (1st) business day of the seventh (7th) month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.

(k)           Indemnification. The Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Executive’s good-faith performance of Executive’s duties and obligations with the Company and its Affiliates. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company and its Affiliates.

(l)             Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the Company and Executive have caused this Agreement to be duly executed and delivered, effective as of the Effective Date.

UNITED COMMUNITY BANKS, INC.

By:
Name:
Title:

EXECUTIVE

[Executive]

EXHIBIT A

[COMPANY LETTERHEAD]

[First Name Last Name
Street Address
City, State Zip]

[DATE]

Dear [EMPLOYEE]:

This Agreement (this “Agreement”) is made as of the date listed below, by and between United Community Banks, Inc. (the “Company”) and [Executive] (“Executive”) regarding Executive’s cessation of employment with the Company.

Upon execution, this Agreement shall constitute a binding general release of claims (the “General Release”). We advise that if Executive has any questions regarding Executive’s rights and the General Release contained in this Agreement, Executive should consult an attorney prior to executing this document. If Executive agrees to the terms of this Agreement, Executive should sign this Agreement and return it to the individual listed below on or after the Date of Termination (as defined below) but no later than twenty-one (21) days from the date of this Agreement.

United Community Banks, Inc.

2 West Washington Street Suite 700

Greenville, SC 29601
ATTENTION: General Counsel

1.	Executive’s employment will cease on [DATE] (the “Date of Termination”). In accordance with the terms of Executive’s Change in Control Continuity Agreement with the Company, dated [DATE] (the “CIC Continuity Agreement”), Executive will receive the severance benefits available to Executive under the CIC Continuity Agreement as set forth in Schedule I hereto in exchange for the execution of this Agreement, which will release all claims that have been or could be made by Executive relative to Executive’s employment with, or termination by, the Company.

2.	Restrictions in CIC Continuity Agreement. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges and agrees that the provisions in Section 9 of the CIC Continuity Agreement shall remain in full force and effect in accordance with the terms of the CIC Continuity Agreement.

3.	Consideration of Agreement. Executive represents that: (a) Executive has had sufficient time to consider Executive’s options regarding this Agreement; (b) Executive has been provided with accurate and complete information regarding the benefits that are available to Executive under the terms of this Agreement; (c) Executive has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Executive understands.

4.	Not an Admission. This Agreement shall not be construed as an admission by any person or entity that he, she or it has acted wrongfully with respect to Executive or any other person, or that Executive has any claims whatsoever against any person or entity, and the Company specifically disclaims any liability for wrongful acts against Executive or any other person, on the part of itself and its officers, directors, employees or agents.

5.	General Release. Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages and liabilities of every kind based upon any past action, omission or event, whether known or unknown, and whether or not in litigation that Executive may have or that could be asserted by another on Executive’s behalf, based on any action, omission or event relating to Executive’s employment with the Company and/or the cessation thereof through the date Executive executes this Agreement. The General Release includes actions claiming violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Act, and the Rehabilitation Act of 1973, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Releasees. The General Release also includes any claims for wrongful discharge or that the Company or any of the other Releasees has dealt with Executive unfairly or in bad faith, and any actions raising tortious claims or any claim of express or implied contract of employment or any other cause of action or claims of violation of common law. The General Release is for any and all relief, without regard to its form or characterization. Included in the General Release are any and all claims for attorneys’ fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. Executive further represents that Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the matters released hereby.

6.	Exclusions from General Release. Notwithstanding the foregoing, the General Release shall not release the Company from: (a) any obligations under the CIC Continuity Agreement as set forth in Schedule I to this Agreement; (b) any obligations regarding any rights of Executive as a current or former officer, director or employee of the Company or its affiliates to indemnification under the terms of the CIC Continuity Agreement, the Company’s bylaws or charter or any insurance policy or other agreement under which Executive is entitled to indemnification or directors’ and officers’ liability coverage; (c) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits; (d) any claims that may arise in the future from events or actions occurring after the Date of Termination; and (e) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Agreement, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph.

7.	Entire Agreement. Executive acknowledges and agrees that any prior representations, promises or agreements between Executive and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the CIC Continuity Agreement that are required to survive following the Date of Termination to carry out the intentions of the parties under the CIC Continuity Agreement.

8.	Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected, and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

9.	Jurisdiction/Choice of Law/Waiver of Jury Trial. Executive agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.

10.	Acknowledgment. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Executive is aware of and agrees to the following:

a.	Executive has been advised to consult with an attorney prior to signing this Agreement;

b.	Executive was given at least twenty-one (21) days to consider the actual terms of this Agreement; Executive understands that Executive must deliver a signed copy of this Agreement to the Company in the care of: [ ];

c.	Executive understands that Executive may revoke this Agreement within seven (7) calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Executive; and

d.	Executive understands that this Agreement shall not become effective or enforceable until the seven (7)-day revocation period has expired. Executive further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [ ], on or before the seventh (7th) calendar day after Executive signs this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.

By:

Name:

Title:

Dated:

I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments provided under the CIC Continuity Agreement as set forth on Schedule I, less applicable tax withholdings, in accordance with the terms of the CIC Continuity Agreement following the date on which this Agreement becomes irrevocable as described above.

EXECUTIVE

Dated:

Schedule I
Severance Benefits

Payment or Benefit	Amount	Payment Timing

Accrued Obligations	$[●] (Annual Base Salary)
(not subject to Release):
$[●] (Unpaid Annual Bonus)

$[●] (Accrued Vacation)

$[●] (Unreimbursed Expenses)

Pro Rata Bonus:	$[●]

Severance Payment:	$[●]

Savings Plans Payment:	$[●]

Welfare Benefits Payment:	$[●]

Fringe Benefits Payment:	$[●]

Outplacement:	$[●]

Other Benefits
(not subject to Release):	[To be specified as applicable]

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